SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                                (Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement                 |_|  Confidential, for Use of the Commission only (as
                                                      permitted by Rule 14a-6(e)(2))


|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              KEYNOTE SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

                             Keynote Systems, Inc.
                         777 Mariners Island Boulevard
                          San Mateo, California 94404


     Keynote Systems, Inc. is filing an amended Schedule 14A to correct two errors in the number of shares referenced in the description of Proposal No. 2, as originally filed on January 22, 2009. The amended Schedule 14A reflecting the correction above is attached hereto. This updated version is the version that is being mailed to stockholders.

January 26, 2009

                              Keynote Systems, Inc.
                          777 Mariners Island Boulevard
                           San Mateo, California 94404

                                                                January 22, 2009

         To our Stockholders:

      You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Keynote Systems, Inc. to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, February 27, 2009 at 10:00 a.m., Pacific Time.

      The matters expected to be acted upon at the meeting are described in detail in the following notice of the 2009 Annual Meeting of Stockholders and proxy statement.

      We encourage you to use this opportunity to take part in the affairs of Keynote Systems, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, call the toll-free number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the Annual Meeting in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      We look forward to seeing you at the meeting.


                               Sincerely,

                               /s/ Umang Gupta
                               Umang Gupta
                               Chairman of the Board and Chief Executive Officer

                              Keynote Systems, Inc.
                          777 Mariners Island Boulevard
                           San Mateo, California 94404

                NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS

         To our Stockholders:

      NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Keynote Systems, Inc. will be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, February 27, 2009 at 10:00 a.m., Pacific Time, for the following purposes:

            1. To elect seven members of Keynote's Board of Directors;

            2. To approve amendments to our 1999 Equity Incentive Plan to extend its term to December 31, 2011;

            3. To approve amendments to our 1999 Employee Stock Purchase Plan to extend its term by ten years;

            4. To ratify the selection of Deloitte & Touche LLP as Keynote's independent registered public accounting firm for the fiscal year ending September 30, 2009; and

            5. To transact such other business as may properly come before the meeting or any adjournment.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on January 15, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting. Please carefully read the accompanying Proxy Statement which describes the matters to be voted upon at the Annual Meeting. Whether or not you plan to attend, to assure your representation at the meeting, please submit your proxy and voting instructions over the Internet, by telephone, or mark, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. If you attend the Annual Meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the Annual Meeting will be counted.

     Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be held on February 27, 2009: The proxy statement and annual report to stockholders are available to you at www.keynote.com.

                                             By Order of the Board of Directors,


                                             /s/ ANDREW HAMER

                                             Andrew Hamer
                                             Secretary

         San Mateo, California
         January 22, 2009

      Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

                                                         TABLE OF CONTENTS

                                                                                                                               Page
                                                                                                                               ----
      Proposal No. 1--Election of Directors..................................................................................    3

            Nominees for Board of Directors..................................................................................    3

            Corporate Governance and Board Matters...........................................................................    5

            Director Compensation............................................................................................    6

            Compensation Committee Interlocks and Insider Participation......................................................    7

            Code of Ethics...................................................................................................    8

            Directors' Attendance at Annual Stockholder Meetings.............................................................    8

      Proposal No. 2--Approval of Amendments to the 1999 Equity Incentive Plan...............................................    9

      Proposal No. 3-- Approval of Amendments to the 1999 Employee Stock Purchase Plan.......................................   14

      Proposal No. 4--Ratification of Selection of Independent Registered Public Accounting Firm.............................   18

            Audit and Related Fees...........................................................................................   18

      Report of the Audit Committee..........................................................................................   19

      Security Ownership of Certain Beneficial Owners and Management.........................................................   20

      Compensation Discussion and Analysis...................................................................................   22

            Executive Compensation...........................................................................................   27

      Report of the Compensation Committee...................................................................................   30

      Certain Relationships and Related Transactions.........................................................................   31

      Stockholder Proposals for the 2010 Annual Meeting of Stockholders......................................................   31

      Compliance Under Section 16(a) of the Securities Exchange Act of 1934..................................................   31

      Other Business.........................................................................................................   31

                                                     ----------------

      The Report of the Audit Committee and the Report of the Compensation Committee contained in this proxy statement are required by the Securities and Exchange Commission. The information in these sections shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference into such filings. In addition, this information shall not otherwise be deemed to be "soliciting material" or to be filed under those Acts.

                              Keynote Systems, Inc.
                          777 Mariners Island Boulevard
                           San Mateo, California 94404
                           ---------------------------

                                 PROXY STATEMENT
                   FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

                           ---------------------------

                                January 22, 2009

      The enclosed proxy card ("Proxy") is solicited on behalf of the Board of Directors of Keynote Systems, Inc., a Delaware corporation, for use at the 2009 Annual Meeting of Stockholders to be held at our executive offices, located at 777 Mariners Island Boulevard in San Mateo, California, on Friday, February 27, 2009 at 10:00 a.m., Pacific Time. Only holders of record of our common stock at the close of business on January 15, 2009, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 14,195,181 shares of Keynote common stock outstanding. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees for director and the proposal presented in the accompanying notice of the Annual Meeting and this proxy statement. This proxy statement and the accompanying form of proxy will be first mailed to stockholders on or about January 22, 2009. Our annual report for the fiscal year ended September 30, 2008 is enclosed with this proxy statement.

         Voting Rights

      Holders of our common stock are entitled to one vote for each share held as of the record date.

          Vote Needed for a Quorum

       A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker non-votes, as described below, are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

         Vote Required to Approve Proposals

          With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Approval and adoption of each of Proposals No. 2 and 3 requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal.

        The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any other proposal by the stockholders.

         Effect of Abstentions

     If stockholders abstain from voting, including brokers holding their customers' shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of Proposal No. 1, Proposal No. 2 and Proposal No. 3.

         Effect of "Broker Non-Votes"

     If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain "routine" matters. If a broker votes shares that are unvoted by its customers for or against a proposal, these shares are considered present and entitled to vote at the Annual Meeting. These shares would count toward determining whether or not a quorum is present. These shares would also be taken into account in determining the outcome of the proposals.

     A broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as Proposal No. 2 and Proposal No. 3, absent instructions from the beneficial owners of such shares. Thus, if a broker does not receive specific instructions, the shares held by that broker may be treated as "broker non-votes" and may not be voted on these matters and, in such event, such shares will not be counted in determining the number of shares necessary for approval.

         Adjournment of Meeting

      In the event that sufficient votes are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

         Expenses of Soliciting Proxies

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and voting instructions and any additional solicitation materials furnished to stockholders by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph, press releases, advertisements, postings on our website or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In these cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so. We have engaged MacKenzie Partners to assist us in the solicitation of proxies and to provide related advice and information support at an estimated cost of $15,000, plus expenses and disbursements.

         Revocability of Proxies

      Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by any of the following methods:

        o a written instrument delivered to us stating that the proxy is revoked;

        o a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

        o   attendance at the Annual Meeting and voting in person.

      Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares.

         Telephone or Internet Voting


      For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in "street name" that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with American Stock Transfer & Trust Co LLC ("AST"), our transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

      The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

      At the Annual Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified or until a director's earlier resignation or removal. The size of our Board of Directors is currently set at seven members. The persons named proxyholders in the Proxy will vote all Proxies received by them in favor of the seven nominees listed below in the absence of contrary instructions and the proxies cannot be voted for a greater number of persons than the number of nominees named.

     All nominees named below have consented to being named in this Proxy Statement and to serve as directors, if elected. If, however, any of the nominees named in the accompanying Proxy are unable or unwilling to serve (which is not expected) at the time of the Annual Meeting, the Proxies (except those marked to the contrary) will be voted for such other person(s) as the persons named in the accompanying Proxy may recommend. The seven candidates receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to our Board of Directors.

     The Board of Directors recommends that the stockholders vote FOR the election of each of the following nominees to serve as members of our Board of Directors until the 2010 Annual Meeting or until their respective successors have been elected and qualified or until their earlier death, resignation or removal.


         Nominees for Board of Directors

      The names of the nominees for election to our Board of Directors at the Annual Meeting, and information about each of them, are included below.


                                                                                                                            Director
Name                           Age                       Principal Occupation                                                 Since
----                           ---                       --------------------                                                 -----
Umang Gupta                     59   Chairman of the Board and Chief Executive Officer of Keynote                              1997

David Cowan (1) (2)             43   General Partner of Bessemer Venture Partners                                              1998

Deborah Rieman*(1)              59   Retired President and Chief Executive Officer of Check Point Software Technologies Inc.   2002

Mohan Gyani (3)                 57   Retired President and Chief Executive Officer of AT&T Wireless Mobility Services          2002

Raymond L. Ocampo Jr. (2) (3)   55   President and Chief Executive Officer, Samurai Surfer LLC                                 2004

Jennifer Bolt (1)               44   Executive Vice President, Operations and Technology of Franklin Resources, Inc.           2004

Charles M. Boesenberg (3)       60   Retired President and Chief Executive Officer of NetIQ, Inc.                              2006

         * Lead independent director
         (1) Member of our Compensation Committee
         (2) Member of our Nominating and Governance Committee
         (3) Member of our Audit Committee

      Umang Gupta has served as one of our directors since September 1997 and as our Chief Executive Officer and Chairman of the Board of Directors since December 1997. Previously, he was a private investor and an advisor to high-technology companies and the founder and chairman of the board and chief executive officer of Gupta Corporation. He previously held various positions with Oracle Corporation and IBM. Mr. Gupta holds a B.S. degree in chemical engineering from the Indian Institute of Technology, Kanpur, India, and an M.B.A. degree from Kent State University.

      David Cowan has served as one of our directors since March 1998. Since August 1996, Mr. Cowan has served as a General Partner of Bessemer Venture Partners, a venture capital investment firm. Mr. Cowan is also a director of several private companies. Mr. Cowan holds an A.B. degree in mathematics and computer science and a M.B.A. degree from Harvard University.

      Deborah Rieman has served as one of our directors since January 2002 and as our lead independent director since April 2004. Since June 1999, Dr. Rieman has managed a private investment fund. From July 1995 to June 1999, Dr. Rieman was the President and Chief Executive Officer of Check Point Software Technologies Inc., an Internet security software company. Dr. Rieman also serves as a director of Corning Inc., Kintera, Inc. and Tumbleweed Communications Inc. Dr. Rieman holds a Ph.D. degree in mathematics from Columbia University and a B.A. degree in mathematics from Sarah Lawrence College.

      Mohan Gyani has served as one of our directors since January 2002. Mr. Gyani has been a private investor since December 2004. He served as Chief Executive Officer and Chairman of Roamware from May 2005 to December 2005. Mr. Gyani was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless from January 2003 to December 2004. He served as President and Chief Executive Officer of AT&T Wireless Mobility Services from February 2000 to January 2003. From 1995 to 1999, Mr. Gyani served as Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani is a member of the boards of directors of SIRF Technology Holdings, Inc., Safeway Inc., Union Bank of California, Mobile TeleSystems and three private companies. Mr. Gyani holds an M.B.A. degree and a B.A. degree in business administration from San Francisco State University.

      Raymond L. Ocampo Jr. has served as one of our directors since March 2004. Since April 2004, Mr. Ocampo has served as President and Chief Executive Officer of Samurai Surfer LLC, a consulting and investment company. In November 1996, Mr. Ocampo retired from Oracle Corporation, where he had served in various senior and executive positions since 1986, most recently as Senior Vice President, General Counsel and Secretary since September 1990. Mr. Ocampo is a member of the board of directors of PMI Group, Inc. Mr. Ocampo holds a J.D. degree from Boalt Hall School of Law at the University of California at Berkeley and an A.B. degree in Political Science from the University of California, Los Angeles.

      Jennifer Bolt has served as one of our directors since April 2004. Ms. Bolt has served as Executive Vice President, Operations and Technology of Franklin Resources, Inc., a financial services company since June 2006. Prior to that time, she served in various other capacities for Franklin Resources, Inc. or its subsidiaries. Ms. Bolt serves as chairman of Franklin Capital Corporation, director of Fiduciary Trust Company International and is a member of Franklin Resources, Inc.'s Executive Committee. Ms. Bolt is also a member of the board of Templeton Global Growth Fund Ltd, Riva Financial Systems and a member of the boards of other private companies. She is also a board member of the Juvenile Diabetes Research Foundation. Ms. Bolt is a graduate of the American Bankers Association's Stonier Graduate School of
Banking. She earned her B.A. in economics and physical education from the University of California at Davis.

        Charles M. Boesenberg has served as one of our directors since September 2006. From January 2002, Mr. Boesenberg served as Chairman, CEO and President of NetIQ, Inc. before it was acquired by Attachmate Corporation in June 2006. Mr. Boesenberg has retired after the acquisition. From March 2000 to December 2001, Mr. Boesenberg served as President of Post PC Ventures, a management and investment group. Mr. Boesenberg was president and CEO of Integrated Systems, Inc. (ISI), a provider of embedded systems software, from 1998 until ISI merged with Wind River Systems in February of 2000. Mr. Boesenberg joined ISI from Magellan, where he was CEO From 1992 to 1994. Mr. Boesenberg currently serves on the boards of directors of Callidus Software Inc., Interwoven, Inc., Rackable Systems, Inc and other private companies. He holds a B.S. in mechanical engineering from the Rose Hullman Institute of Technology and an M.S. in business administration from Boston University.


                The Board Recommends a Vote "FOR" the Election of
                        Each of the Nominated Directors.

         Corporate Governance and Board Matters

            Corporate Governance

      Keynote maintains a corporate governance page on its website which includes information about its corporate governance initiatives, including Keynote's Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Department Personnel, Corporate Governance Guidelines and charters for the committees of the board of directors. The corporate governance page can be found at www.keynote.com, by clicking on "Company," on "Investor Relations," and then on "Corporate Governance."

      Keynote's policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of The NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

        o A majority of the Board members are independent of Keynote and its management;

        o All members of the key Board committees--the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee--are independent;

        o   Keynote has appointed  a Lead Independent Director;

        o The independent members of the Board of Directors meet regularly without the presence of management. Dr. Rieman, the lead independent director, presides at these executive sessions;

        o Keynote has a clear code of business conduct that is annually affirmed by its employees;

        o The charters of the Board committees clearly establish their respective roles and responsibilities;

        o Keynote's Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

        o Keynote has adopted a code of ethics that applies to its Chief Executive Officer and all senior members of its finance department, including our Chief Financial Officer; and

        o   Keynote has adopted corporate governance guidelines and principles.


            Director Independence

      The Board of Directors has determined that each of our directors is an independent director as defined by the rules of The Nasdaq Stock Market, other than Mr. Gupta, who serves as an employee of Keynote as our Chief Executive Officer. In addition, the Board has determined that each member of the Audit Committee meets the additional independence criteria of the SEC required for Audit Committee membership.

            Board Meetings

      The Board of Directors met five times during the fiscal year ended September 30, 2008. During this period each director attended at least 75% of the total number of meetings held by the Board and by all committees of the Board on which such director served, during the period that such director served.

            Board Committees

      Our Board of Directors has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. Each committee operates pursuant to a written charter; copies of these written charters are available on our website at www.keynote.com.

      Compensation Committee. The current members of our Compensation Committee are Mr. Cowan, Dr. Rieman and Ms. Bolt. Ms. Bolt serves as the chair. The Board of Directors has determined that each member of the Compensation Committee is an independent director as defined by the rules of The NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an outside director within the meaning of
Section 162(m) of the Internal Revenue Code. The Compensation Committee considers and approves, or reviews and makes recommendations to our Board concerning salaries for our officers and incentive compensation for our officers and employees. The Compensation Committee also administers our Equity Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee met three times during the fiscal year ended September 30, 2008.

     Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

     o evaluates the qualifications, independence and performance of our independent registered public accounting firm;

     o    determines  the  engagement  of  our  independent   registered  public
          accounting firm and reviews and approves the scope of the annual audit and the audit fee;

     o discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

     o approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

     o monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

     o    reviews our critical accounting policies and estimates; and

     o annually reviews the Audit Committee charter and the committee's performance.

      The current members of our Audit Committee are Mr. Gyani, Mr. Ocampo and Mr. Boesenberg. Mr. Gyani serves as the chair. The Board of Directors has determined that each member of the Audit Committee is an independent director as defined by the rules of the Securities and Exchange Commission and The NASDAQ Stock Market, and that each of them is able to read and understand fundamental financial statements. The Board of Directors has also determined that each of Mr. Gyani and Mr. Boesenberg is an "audit committee financial expert" within the meaning of the rules of the Securities and Exchange Commission and is "financially sophisticated" within the meaning of the rules of The NASDAQ Stock Market. The Audit Committee met seven times during the fiscal year ended September 30, 2008.

      Nominating and Governance Committee. The current members of our Nominating and Governance Committee are Mr. Cowan, and Mr. Ocampo. Mr. Ocampo currently serves as the chair. The Board of Directors has determined that each member of the Nominating and Governance Committee is an independent director as defined by the rules of The NASDAQ Stock Market. Our Nominating and Governance Committee identifies, considers and recommends candidates to serve as members of the Board, makes recommendations regarding the structure and composition of the Board and Board committees and oversees the annual Board evaluation process. The Nominating and Governance Committee is also responsible for overseeing, reviewing and making periodic recommendations concerning Keynote's corporate governance policies. The Nominating and Governance Committee did not have formal meetings during the fiscal year ended September 30, 2008, but acted through informal communications.

            Consideration of Director Nominees

      Our Nominating and Governance Committee generally identifies nominees for our Board based upon recommendations by our directors and management. The Nominating and Governance Committee will also consider recommendations properly submitted by our stockholders in accordance with the procedure set forth in our bylaws, as Amended and Restated on December 8, 2008. Stockholders can recommend qualified candidates for our Board by writing to our corporate secretary at Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. Submissions that are received that meet the criteria outlined below will be forwarded to the Nominating and Governance Committee for review and consideration. We request that any such recommendations be made at least three months prior to the end of the fiscal year ending September 30, 2009 to ensure adequate time for meaningful consideration by the Nominating and Governance Committee. The Nominating and Governance Committee intends to review periodically whether a more formal policy regarding stockholder nominations should be adopted.

      The goal of the Nominating and Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the Nominating and Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Nominating and Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

            Stockholder Communication with Our Board

      Our stockholders may communicate with our Board of Directors or any of our individual directors by writing to them c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404. In addition, all communications that are received by our Chief Executive Officer or Chief Financial Officer that are directed to the attention of our Board are forwarded to our Board.

         Director Compensation

      Directors who are employees of Keynote do not receive compensation from Keynote for the services they provide as directors. Members of the Board of Directors who are not employees of Keynote receive cash and equity compensation for their service as directors.

              Cash Compensation. Non-employee directors were each paid an annual retainer fee of $25,000 for the fiscal year ended September 30, 2008, and will receive an annual retainer of $30,000 for the fiscal year ending September 30, 2009; this payment is subject to a director attending at least four of the five regularly scheduled Board meetings during the fiscal year and at least 75% of the total number of Board meetings held during the fiscal year. In addition, members of the Compensation Committee and the Nominating and Governance Committee are each paid an annual fee of $5,000, and members of the Audit Committee are each paid an annual fee of $10,000, with the Chairman of the Audit Committee receiving $15,000. The cash retainers earned for the 2008 fiscal year by each of our non-employee directors are indicated in the table below. All directors are also reimbursed for their reasonable expenses in attending Board and Board committee meetings.

            Equity Compensation. Our non-employee directors receive both automatic option grants and discretionary option awards under our 1999 Equity Incentive Plan. On the date he or she becomes a director, a new non-employee director receives an automatic option grant to purchase 60,000 shares of our common stock. These options vest over four years, with one-quarter of the shares subject to the option vesting on the earlier of one year following the director's appointment to the Board of Directors or the first annual meeting of our stockholders following the grant of the option; the remaining shares subject to these automatic grants vest ratably on a monthly basis following the initial vesting date. The vesting of the options will accelerate in full upon a change of control of Keynote. The automatic option grants have an exercise price equal to the fair market value of our common stock on the date of grant and a ten year term. In addition to these automatic option grants, our non-employee directors receive discretionary option awards annually for committee service and upon re-election at the annual meeting of stockholders. A non-employee director may not receive discretionary grants covering more than 40,000 shares in any fiscal year. On March 20, 2008, the date of our 2008 Annual Meeting of Stockholders, each non-employee director who was re-elected to the Board of Directors received an option to purchase 15,000 shares of our common stock. In fiscal 2008, the Board of Directors made discretionary option awards to non-employee directors for service on our standing committees. Options for 5,000 shares were awarded for service on one of our three standing committees. In addition, the chair of the Audit Committee received an option for an additional 5,000 shares and the chairs of our Compensation Committee and our Nominating and Governance Committee each received options for an additional 2,000 shares. The options awarded for committee service vest monthly during the fiscal year and were fully vested at September 30, 2008. The options awarded at the 2008 Annual Meeting of Stockholders do not commence vesting until our 2011 Annual Meeting of Stockholders and then vest ratably on a monthly basis with each option to be fully vested at our 2012 Annual Meeting of Stockholders. The discretionary options also have an exercise price equal to the fair market value of our common stock on the date of grant and a ten year term; these options will vest in full upon a change of control of Keynote.

            Options were awarded to, and cash fees earned by, our non-employee directors during fiscal 2008 in the following amounts:

                                         Director Compensation
                                      Fees Earned or Paid in Cash

----------------------------------------------------------------------------------------------------
            Name              Fees Earned or         Option Awards (1)(2)           Total
            ----              Paid in Cash           --------------                 -----
                              ------------
----------------------------------------------------------------------------------------------------
Charles M. Boesenberg         $35,000                $78,894        (3)(4)          $113,894
----------------------------------------------------------------------------------------------------
Jennifer Bolt                 30,000                 $79,700        (3)(4)          $109,700
----------------------------------------------------------------------------------------------------
David Cowan                   35,000                 $99,480        (3)(4)          $134,480
----------------------------------------------------------------------------------------------------
Mohan Gyani                   35,000                 $98,480        (3)(4)          $133,480
----------------------------------------------------------------------------------------------------
Raymond L. Ocampo, Jr.        40,000                 $98,058        (3)(4)          $138,058
----------------------------------------------------------------------------------------------------
Deborah Rieman                30,000                 $80,028        (3)(4)          $110,028
----------------------------------------------------------------------------------------------------

(1) The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with FAS 123(R), of stock option awards issued pursuant to the 1999 Equity Incentive Plan and thus include amounts from outstanding stock option awards granted during and prior to fiscal 2008. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements for the fiscal year ended September 30, 2008, as included in our Annual Report on Form 10-K. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. These amounts reflect Keynote's accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee director.

(2) As of September 30, 2008, each non-employee director had the following number of shares subject to options outstanding: Charles M. Boesenberg: 100,000; Jennifer Bolt: 146,000; David Cowan: 190,000; Mohan Gyani: 200,000; Raymond L. Ocampo, Jr.: 167,000; and Deborah Rieman: 180,000.

(3) An option to purchase 15,000 shares of our common stock was granted on March 20, 2008 at an exercise price of $13.51 per share. The option will vest ratably over a 12-month period commencing on the date of the 2011 Annual Meeting of Stockholders and concluding on the date of the 2012 Annual Meeting of Stockholders. The vesting of the option accelerates in full upon a change of control. The grant date fair value for each of these option grants was $65,468.

(4) On February 1, 2008, an option to purchase 10,000 shares of our common stock, with a grant date fair value of $36,662, was granted to each of Messrs. Cowan, Gyani and Ocampo, an option to purchase 5,000 shares, with a grant date fair value of $18,331, to each of Mr. Boesenberg and Dr. Rieman, and an option to purchase 7,000 shares, with a grant date fair value of $25,663 to Ms. Bolt. Each of these options has an exercise price of $9.86 per share. One-third of the shares subject to the options were vested on the grant date, with the remainder vesting ratably on a monthly basis through September 30, 2008.


         Compensation Committee Interlocks and Insider Participation

      None of the members of the Compensation Committee has at any time since our formation been one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

         Code of Ethics

      We have adopted a code of ethics that applies to our Chief Executive Officer and senior financial personnel, including our Chief Financial Officer, controller and all other employees engaged in the finance organization of Keynote. This code of ethics is posted on our website at http://www.keynote.com.

         Directors' Attendance at Annual Stockholder Meetings

      Keynote encourages its Board members to attend its annual meeting of stockholders, but does not require attendance. Two of our directors attended our 2008 Annual Meeting of Stockholders. Mr. Gupta, Chairman of the Board and our Chief Executive Officer, has attended all of our annual meetings.

                                 PROPOSAL NO. 2

                    AMENDMENTS TO 1999 EQUITY INCENTIVE PLAN

General

      We are asking our stockholders to approve the amendment of our 1999 Equity Incentive Plan, referred to as the "EIP," to extend the term of the EIP for an additional two years from the date that the Board approved the amendment and restatement of the EIP in January 2009. If our stockholders do not approve of the amendment and restatement of the EIP then the EIP will remain in effect until it expires by its terms on June 28, 2009.

      The amended and restated EIP you are being asked to approve will permit us to use the remaining number of shares reserved but unissued under the EIP, 560,758 shares as of December 31, 2008 Extending the term of the EIP will allow us to continue to make the benefits of the EIP available to eligible employees after its currently scheduled termination date, which the Board of Directors and management believes is necessary to assist in the retention of current employees and hiring of new employees, and to continue to provide our employees with an incentive to contribute to our future success by providing an opportunity to acquire shares of our common stock.

      Below is a summary of the principal features of the EIP, as proposed to be amended and restated. The only material changes proposed to be made to the EIP is to extend its term until December 31, 2011. This summary, however, does not purport to be a complete description of all of the provisions of the EIP. It is qualified in its entirety by references to the full text of the EIP as proposed to be amended and restated. A copy of the EIP, as proposed to be amended and restated, is attached to this Proxy Statement as Annex A.


Plan History

      In June 1999, the Board of Directors adopted, and subsequently, the stockholders approved, the EIP and reserved a total of 5,000,000 shares thereunder, plus all shares then reserved but unissued under the 1996 Stock Option Plan and 1999 Stock Option Plan, which were added to the EIP. Both the 1996 Stock Option Plan and 1999 Stock Option Plan were then terminated.

Background on Stock Compensation at Keynote

      We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all stockholders. Equity ownership programs put employees' interests directly into alignment with those of other stockholders, as they reward employees upon improved stock price performance. Without an equity incentive program, Keynote would be at a disadvantage against competitor companies in the marketplace to provide the total compensation package necessary to attract, retain and motivate employee talent critical to Keynote's future success.

      A broad-based equity incentive plan focuses employees at every level of our company on achieving strong corporate performance, and we have embedded in our culture the necessity for employees to think and act as stockholders. Historically, Keynote has granted stock options to the substantial majority of its newly hired employees and to its non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company.

Purpose of EIP

      The EIP allows Keynote, under the direction of the Compensation Committee of the Board of Directors or those persons to whom administration of the EIP, or part of the EIP, has been delegated, to make grants of stock options, restricted stock awards and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our shareholders by continuing to link a portion of their compensation with Keynote's performance.

Key Terms

      The following is a summary of the key provisions of the EIP.

Plan Term:                                June 28, 1999 to December 31,  2011

Eligible Participants:                    All of our employees, directors, consultants, and independent contractors are eligible to receive awards under the EIP, provided they render bona fide services to Keynote.  Except for the automatic grant of stock options to non-employee directors, the Compensation
                                          Committee determines which individuals will participate in the EIP. As of the record date, there were approximately 300 employees and six non-employee directors who are eligible to participate in the EIP.

Shares Authorized:                        As of the record date, there are 560,758 shares authorized but not yet issued under the
                                          EIP, subject to adjustment only to reflect stock splits and similar events.  Shares subject to awards that are cancelled, forfeited or that expire by their terms are returned to the pool of shares available for grant and issuance under the EIP. As of the record date, there were a total of 5,822,603.5 shares subject to outstanding options granted under the EIP.

Award Types:                              (1) Non-qualified stock options
                                          (2) Incentive stock options (which may be only granted to employees)
                                          (3) Restricted stock awards
                                          (4) Stock bonus awards

Share Limit on Awards:                    No more than 1,000,000 shares may be granted to any individual under the plan during any calendar year, other than new employees, who are eligible to receive up to
                                          2,000,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the U.S. Internal
                                          Revenue Code of 1986, as amended (the "Code"), if applicable. Failure to qualify under this section might result in Keynote's inability to take a tax deduction for part of its performance-based compensation to senior executives.  Also, no more than 20,000,000 shares may be granted as incentive stock options.

Vesting:                                  Vesting schedules are determined by the Compensation Committee when each award is granted. Options generally vest over four years.

Award Terms:                              Stock options have a term no longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of Keynote's voting power, which have a term no longer than five years.

Automatic Grants to
Non-Employee Directors:                   When a non-employee director joins the Board of Directors, he or she receives an initial grant of an option to purchase 60,000 shares of common stock on that date, which vests annually over a four-year period. Additional grants to non-employee directors may be made on annual basis, not to exceed 40,000 shares. See "Director Compensation" above.

Repricing Prohibited:                     Without first obtaining the consent of stockholders, the Compensation Committee may not
                                          (a) reduce the exercise price of outstanding options or (b) grant in substitution for cancelled options (i) new options having a lower exercise price, or (ii) other awards authorized under the EIP.

Corporate Transactions:                   Stock options granted pursuant to the automatic grant provision for outside directors accelerate in full and become exercisable prior to the consummation of a corporate transaction on such terms and conditions as determined by the Compensation Committee.
                                          For all other awards granted under the EIP, any or all awards may be assumed, converted or replaced by a successor corporation.  Alternatively, a successor corporation may substitute equivalent awards or provide substantially similar consideration as was provided to Keynote's stockholders.  In the event awards are not assumed or substituted, awards under the EIP will expire on such corporate transaction at such time and on conditions as determined by Compensation Committee.  Additionally, the Compensation
                                          Committee may, at is sole discretion, accelerate the vesting of awards.

New Plan Benefits

      The following table shows, in the aggregate, the number of shares subject to stock options that will be granted automatically in fiscal 2008 to our six non-employee directors, pursuant to the EIP option grant formula for non-employee directors. These grants will be made regardless of whether the Amendment is approved by the shareholders.


                                                                             Number of
                                                                         Shares Subject to          Number of
Name and Position                      Dollar Value ($)                       Options           Restricted Shares

Non-Employee Director Group            Fair Market Value                            128,000
                                       on date of grant                                                  --

      Future awards under the EIP to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula described above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Terms applicable to Stock Options

      The exercise price of grants made under the EIP of stock options are not less than the fair market value (the closing price of Keynote common stock on the date of grant, and if that is not a trading day, the closing price of Keynote common stock on the trading day immediately prior to the date of grant) of our common stock. The term of these awards may generally not be longer than ten years. The Compensation Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards and Stock Bonus Awards

      The Compensation Committee determines the terms and conditions applicable to the granting of restricted stock awards and stock bonus awards. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards and stock bonus awards contingent upon continued employment with Keynote, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

      Awards may, but need not, include performance criteria that satisfy
Section 162(m) of the Code. To the extent that awards are intended to qualify as "performance-based compensation" under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either our company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:


      o  Net revenue and/or net revenue growth

      o  Operating income and/or operating income growth

      o  Earnings per share and/or earnings per share growth

      o  Return on equity

      o  Adjusted operating cash flow return on income

      o  Individual business objectives

      o  Company-specific operational metrics

      o Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

      o  Net income and/or net income growth

      o  Total stockholder return and/or total stockholder return growth

      o  Operating cash flow return on income

      o  Economic value added

      To the extent that an award under the EIP is designated as a "performance award," but is not intended to qualify as performance-based compensation under
Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board of Directors.

      Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

      Except as otherwise provided in the EIP, awards granted under the EIP may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

      The Compensation Committee administers the EIP. Except for the automatic grant of stock options to outside directors, the Compensation Committee selects the persons who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the EIP, establish the terms, conditions and other provisions of the grants. The Compensation Committee may construe and interpret the EIP and prescribe, amend and rescind any rules and regulations relating to the EIP. The Compensation Committee may delegate to a committee of one or more directors the ability to grant awards to plan participants, so long as such participants are not officers, members of our Board of Directors or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and to take certain other actions with respect to participants who are not executive officers.

Amendments

      The Board of Directors may at any time terminate or amend the EIP; provided, however, that the Board of Directors may not, without the approval of Keynote's stockholders, amend the EIP in a manner that requires stockholder approval.


Adjustments

      In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of Keynote's capital structure without consideration, then the number of shares reserved for issuance under the EIP, the exercise prices of and the number of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by Keynote's Board of Directors or Keynote's stockholders.

U.S. Tax Consequences

      The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Keynote and participants in the EIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

      A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. Keynote will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

      A participant will realize no taxable income, and Keynote will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Keynote will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Keynote will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a "disqualifying disposition," see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

      Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a "disqualifying disposition"), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a "disqualifying disposition," generally in the fiscal year of such "disqualifying disposition" Keynote will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.


Restricted Stock

      A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made (though the shares subject to the award are not yet vested). At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. Keynote receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.

Section 162(m) Limit

      The plan is intended to enable Keynote to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Keynote may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

      The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

      The Board recommends a vote FOR approval of the amendments to the 1999 Equity Incentive Plan.

                                 PROPOSAL NO. 3

                 RATIFICATION AND APPROVAL OF THE AMENDMENT AND
              RESTATEMENT OF THE 1999 EMPLOYEE STOCK PURCHASE PLAN

      We are asking our stockholders to approve the amendment and restatement of our 1999 Employee Stock Purchase Plan, referred to as the "ESPP," to extend the term of the ESPP for an additional ten years from the date that the Board approved the amendment and restatement of the ESPP in January 2009. If our stockholders do not approve of the amendment and restatement of the ESPP then the ESPP will remain in effect until it expires by its terms on June 28, 2009.

      The amended and restated ESPP you are being asked to approve will permit us to use the remaining number of shares reserved but unissued under the ESPP, 450,610 shares as of December 31, 2008. Extending the term of the ESPP will allow us to continue to make the benefits of the ESPP available to eligible employees after its currently scheduled termination date, which the Board of Directors and management believes is necessary to assist in the retention of current employees and hiring of new employees, and to continue to provide our employees with an incentive to contribute to our future success by providing an opportunity to acquire shares of our common stock.

      Below is a summary of the principal features of the ESPP, as proposed to be amended and restated. The only material changes proposed to be made to the ESPP are to increase its term by ten years. This summary, however, does not purport to be a complete description of all of the provisions of the ESPP. It is qualified in its entirety by references to the full text of the ESPP as proposed to be amended and restated. A copy of the ESPP, as proposed to be amended and restated, is attached as Annex B.

General

      Our ESPP was approved by our Board of Directors on June 28, 1999 and subsequently adopted by our stockholders. As originally adopted, the ESPP had 400,000 shares of common stock reserved for issuance.

      Since the ESPP's inception, 972,502 shares have been issued and 450,610 shares are available for future grant.
Key Terms of the ESPP

      The ESPP, including the right of participants to make purchases under the ESPP, is intended to qualify as an "Employee Stock Purchase Plan" under the provisions of Section 421 and 423 of the Internal Revenue Code (the "Code"). The provisions of the ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code. The ESPP is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA. The following description of the terms of the ESPP is qualified in its entirety by the text of the ESPP which is attached to this proxy statement.

Purpose

      The purpose of the ESPP is to provide our employees, including the employees of any of our subsidiaries designated by the Board of Directors, with a convenient means of acquiring an equity interest in Keynote through payroll deductions, to enhance such employees' sense of participation in our affairs, and to provide an incentive for continued employment.

Administration

      The ESPP is administered by the Committee, and subject to applicable law, the Committee may delegate authority under the plan to a committee to administer certain provisions of the plan as the Committee deems appropriate. The administration, interpretation or application of the ESPP by the Committee is final and binding upon all participants.

Eligibility

      Any employee, including an executive officer, who is employed by Keynote ten days before the beginning of an offering period, is customarily employed for at least twenty hours per week and more than five months in a calendar year by us or any of our designated subsidiaries, and who does not provide services to us or any of our designated subsidiaries as an independent contractor and has not been reclassified as a common law employee for any reason other than for federal income and employment tax purposes as of an offering date, is eligible to participate in the ESPP. An offering date is the first business day of a given offering period.

      As of the record date, approximately 300 employees were eligible to participate in the ESPP.

Special Limitations

      The ESPP imposes certain limitations upon a participant's rights to acquire our common stock, including the following limitations:


      o Purchase rights may not be granted to any individual who owns or together with another person would be considered to own stock, including stock purchasable under any outstanding purchase rights, possessing five percent or more of the total combined voting power or value of all classes of our stock or of our affiliates.

      o Purchase rights granted to a participant may not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each purchase right is granted.


      Furthermore, if, on a purchase date, the number of shares that would otherwise be subject to stock options under the ESPP exceeds the number of shares available for sale as of the beginning of the applicable offering period, a pro-rata allocation of the available shares is made in as uniform and as equitable a manner as is practicable. In its discretion, the Compensation Committee can impose limits on the amount of shares participants may purchase during any purchase period.

Enrollment in the Plan

      Eligible employees become participants in the ESPP by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date. A person who becomes employed fewer than ten days before the commencement of an offering period may not participate in the ESPP until the commencement of the next offering period.

Offering Periods; Purchase Periods

         The ESPP is implemented by consecutive 24-month offering periods, with a new offering period commencing on February 1 and August 1 of each year and ending on January 31st and July 31st of each year. Each offering period consists of four six-month purchase periods. The Committee has the power to alter the duration of the offering periods, including the commencement dates, with respect to future offerings without stockholder approval if such change is announced at least fifteen days prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

      The purchase price at which shares are sold under the ESPP is eighty-five percent of the lesser of the fair market value of a share of our common stock on
(1) the first business day of the offering period, or (2) the last business day of the purchase period. The ESPP provides that, because our common stock is currently traded on The NASDAQ Global Market, the fair market value of a share of our common stock on the first business day of the offering period or the last business day of the purchase period shall be the closing price on The Nasdaq Global Market.

Payment of the Purchase Price; Payroll Deductions

      The payroll deductions accumulated during the offering period are applied to the purchase of the shares on the purchase date. The deductions may not be less than two percent or greater than ten percent of a participant's eligible compensation (or such lower limit set by our Compensation Committee). Deductions are made in one percent increments. The aggregate of such payroll deductions for each calendar year cannot exceed $25,000. Eligible compensation means all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, provided, however, that any election by a participant to reduce regular cash compensation under Sections 125 or 401(k) of the Code shall be treated as if the participant had not made such election.

      Payroll deductions commence on the first pay date of the applicable offering period and continue until the end of such offering period. No interest accrues on the payroll deductions of a participant in the ESPP. At any time during the offering period, a participant may increase or decrease his or her payroll deductions; however, a participant may decrease his or her payroll deductions only once during an outstanding offering period. A participant may reduce his or her payroll deduction to zero during an offering period; provided, however, that a participant may not resume making payroll deductions during an offering period in which he or she reduced his or her payroll deductions to zero.

          All payroll deductions received or held by us under the ESPP may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

      As of the first day of each offering period, each participant is granted an option to purchase shares of our common stock, exercisable at the conclusion of the purchase period. The exact number of shares is determined by dividing such participant's accumulated payroll deductions during the offering period by the option purchase price determined as described above, subject to the limitations set forth in the ESPP (and described above).

Withdrawal

      A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account under the ESPP at least fifteen days prior to the end of the offering period by giving written notice to us. After receipt of a notice of withdrawal, (1) all of the participant's payroll deductions credited to his/her account will be returned without interest, (2) the participant's option for the current period will automatically terminate, and (3) no further payroll deductions for the purchase of shares will be made during the offering period. A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the ESPP.

Termination or Interruption of Employment

      Upon termination of a participant's employment for any reason prior to the last day of the offering period, the payroll deductions credited to the participant's account will be returned to such participant, or, in the case of the participant's death, to the person or persons entitled thereto as specified in the participant's subscription agreement, and his or her option will automatically terminate. A participant is not deemed to have terminated his or her employment in the case of sick leave, military leave or any other leave of absence approved by us; provided that such leave is for a period of not more than ninety days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

Adjustments upon Changes in Capitalization or Merger

      In the event a change is made in our capitalization, such as a stock split or payment of a stock dividend, that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in the purchase price per share, subject to any required action by our stockholders. In the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened and the new exercise date will be set as immediately prior to the proposed dissolution or liquidation. In the event of our merger with or into another corporation or the sale of substantially all of our assets, then the ESPP will continue with regard to any offering period that commenced prior to the closing of the proposed transaction and shares will be purchased based on the fair market value of the surviving corporation's stock on each purchase date, unless the Committee determines the final purchase date under all then ongoing offering periods shall be accelerated to an earlier date.

Nonassignability

      Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the ESPP. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that we may treat such act as an election to withdraw from the ESPP.

Amendment and Termination of the Plan

      The Board of Directors may, at any time or from time to time, amend or terminate the ESPP, except that such termination shall not affect options previously granted nor, generally, may any amendment make any change in an option previously granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code, we shall obtain stockholder approval in such a manner and to such a degree as required.

      If the extension of the ESPP's term is approved, the ESPP will continue until the earlier of termination by our Board of Directors, issuance of all of the shares reserved for issuance under the ESPP or June 28, 2019.

U.S. Tax Consequences
      The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to Keynote and participants in the ESPP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

      The ESPP and the right of participants to make purchases under the ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

      If the shares are sold or disposed of, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option, referred to as the "option price," or (b) fifteen percent of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee's basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

      If the shares are sold or disposed of, including by way of gift or by exchange in connection with the exercise of an incentive stock option, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

      If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

      The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax implications of a participant's death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

New Plan Benefits

      Eligible employees participate in the ESPP voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the ESPP. Accordingly, future purchases under the ESPP are not determinable at this time. Non-executive directors are not eligible to participate in the ESPP. We, therefore, have not included any new plan benefits table.

     The Board  Recommends  a Vote "FOR" the  Ratification  and  Approval of the
      Amendment and Restatement of the 1999 Employee Stock Purchase Plan.

                                 PROPOSAL NO. 4

   RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP ("Deloitte") as the independent registered public accounting firm for the fiscal year ending September 30, 2009, and our stockholders are being asked to ratify such selection. Representatives of Deloitte will be present at the Annual Meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

      Ratification by our stockholders of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Deloitte as a matter of good corporate practice. If our stockholders fail to ratify this selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Keynote and our stockholders.

      The Board Recommends a Vote FOR the Ratification of the Selection of Deloitte & Touche LLP

         Audit and Related Fees

      During the fiscal years ended September 30, 2008 and 2007, the aggregate fees billed by Keynote's independent registered public accounting firm, Deloitte, for professional services were as follows:

        o Audit Fees. The aggregate fees billed by Deloitte for professional services rendered for the audit of Keynote's annual consolidated financial statements, and review of the consolidated financial statements included in Keynote's quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements were $1,430,140 for the fiscal year ended September 30, 2008 and $1,201,984 for the fiscal year ended September 30, 2007 .

        o Audit-Related Fees. There were no fees billed by Deloitte for assurance and related services reasonably related to the performance of the audit or review of Keynote's consolidated financial statements that are not reported above under "Audit Fees" for the fiscal years ended September 30, 2008 or September 30, 2007;

        o Tax Fees. There were no fees billed by Deloitte and for professional services rendered for tax compliance and tax advice planning for the fiscal years ended September 30, 2008 or for the fiscal year ended September 30, 2007; and

        o All Other Fees. For the fiscal years ended September 30, 2008 and September 30, 2007, there were no other fees billed by Deloitte.

      The Audit Committee determined that the provision of these services was compatible with maintaining Deloitte's independence for the fiscal year ended September 30, 2008.

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee has reviewed Keynote's audited consolidated financial statements for the fiscal year ended September 30, 2008 and has met with the management of Keynote and its independent auditors to discuss the audited consolidated financial statements. Keynote's management has represented to the Audit Committee that Keynote's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee has discussed with Keynote's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received from Keynote's independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with them their independence. The Audit Committee has also considered whether the provision of non-audit services by Keynote's independent auditors is compatible with maintaining the independence of the independent auditors.

      Based on the review and discussions noted above, the Audit Committee recommended to Keynote's Board of Directors that the audited consolidated financial statements be included in Keynote's annual report on Form 10-K for the fiscal year ended September 30, 2008, and be filed with the Securities and Exchange Commission.

                                                    Audit Committee

                                                    Mohan Gyani
                                                    Raymond L. Ocampo Jr.
                                                    Charles M. Boesenberg

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents information as to the beneficial ownership of our common stock as of December 31, 2008 by:

        o each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

        o   each of our directors;

        o our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers as of September 30, 2008; and

        o   all of our directors and executive officers as a group.

      The percentage ownership is based on 14,195,181 shares of common stock outstanding, excluding shares of treasury stock, as of December 31, 2008. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of December 31, 2008, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise noted, the address for each stockholder listed below is c/o Keynote Systems, Inc., 777 Mariners Island Boulevard, San Mateo, CA 94404.

                                                                                                            Shares Beneficially
 Name of Beneficial Owner                                                                                          Owned
 ------------------------                                                                                          -----
                                                                                                         Number of
                                                                                                          Shares          Percent
                                                                                                          ------          -------

 Directors and Named Executive Officers:

 Umang Gupta (1)......................................................................................    3,195,443       22.51%

 Eric Stokesberry (2).................................................................................      229,615        1.62%

 Krishna Khadloya (3).................................................................................      195,346        1.38%

 Raymond L. Ocampo Jr.(4).............................................................................      179,444        1.26%

 David Cowan (5)......................................................................................      176,971        1.25%

 Mohan Gyani (6)......................................................................................      153,750        1.08%

 Deborah Rieman (7) ..................................................................................      133,750          *

 Jeffrey Kraatz (8)...................................................................................      111,353          *

 Andrew Hamer (9).....................................................................................      108,397          *

 Jennifer Bolt (10)...................................................................................      101,000          *

 Charles M. Boesenberg (11)...........................................................................       46,250          *

 All 16 directors and executive officers as a group (12)..............................................    5,160,601       36.35%

 5% Stockholders:

 Dimensional Fund Advisors, LP (13)...................................................................    1,387,724        9.78%

 Renaissance Technologies LLC (14)....................................................................    1,092,800        7.70%

 S Squared Technology (15)............................................................................      958,300        6.75%

 Barclays Global Investors NA (CA) (16) .............................................................       804,264        5.67%

 Funds affiliated with Ramius LLC (17) ..............................................................       785,206        5.53%

--------

  * Indicates beneficial ownership of less than 1%.

(1) Includes 1,283,333 shares subject to options exercisable within 60 days of December 31, 2008.

(2) Includes 194,666 shares subject to options exercisable within 60 days of December 31, 2008.

(3) Includes 189,166 shares subject to options exercisable within 60 days of December 31, 2008.

(4) Includes 34,716 shares held by Raymond L. Ocampo Jr. and Sandra O. Ocampo, Trustees of Ocampo Revocable Trust UTA May 30, 1996, and 122,000 shares subject to options exercisable within 60 days of December 31, 2008.

(5) Includes 148,750 shares subject to options exercisable within 60 days of December 31, 2008.

(6) Represents 153,750 shares subject to options exercisable within 60 days of December 31, 2008.

(7) Represents 133,750 shares subject to options exercisable within 60 days of December 31, 2008.

(8) Represents 109,790 shares subject to options exercisable within 60 days of December 31, 2008.

(9) Represents 107,102 shares subject to options exercisable within 60 days of December 31, 2008.

(10) Represents 101,000 shares subject to options exercisable within 60 days of December 31, 2008.

(11) Represents 46,250 shares subject to options exercisable within 60 days of December 31, 2008.

(12) Includes 3,097,348 shares subject to options exercisable within 60 days of December 31, 2008.

(13) Based solely on information provided by Dimensional Fund Advisors, LP in its Form 13F, as amended, filed with the Securities and Exchange Commission on September 30, 2008 and Schedule 13G/A, filed with the Securities and Exchange Commission on June 6, 2008. Dimensional Fund Advisors LP ("Dimensional"), and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the common stock, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

(14) Based solely on information provided by Renaissance Technologies, LLC. in its Form 13F, as amended, filed with the Securities and Exchange Commission on September 30, 2008 and Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008. James Simons is a controlling person of such fund. The address of this person and this entity is 800 Third Avenue, 33rd Floor, New York, NY 10022.

(15) Based solely on information provided by S Squared Technology in its Form 13F, filed with the Securities and Exchange Commission on September 30, 2008 and Schedule 13G, as amended filed with the Securities and Exchange Commission on January 17, 2008.. Represents combined holdings of S Squared Technology, LLC and S Squared Technology Partners, L.P. Seymour L. Goldblatt disclaims any beneficial ownership interest of the shares held by any funds for which S Squared Technology, LLC or S Squared Technology Partners, L.P. acts as an investment adviser, except for that portion of such shares that relates to his economic interest in such shares, if any Represents combined holdings of S Squared Technology, LLC and S Squared Technology Partners, L.P. Kenneth A. Goldblatt disclaims any beneficial ownership interest of the shares held by any funds for which S Squared Technology, LLC or S Squared Technology Partners, L.P. acts as an investment adviser, except for that portion of such shares that relates to his economic interest in such shares, if any. This statement is filed on behalf of S Squared Technology, LLC ("SST"), a Delaware limited liability companies, S Squared Technology Partners, L.P. ("SSTP"), a Delaware limited partnership, and Seymour L. Goldblatt ("Seymour") and Kenneth A. Goldblatt ("Kenneth"). Seymour is the President of each of SST and SSTP and owns a majority of the interests in SST. Kenneth owns a majority of the interests in SSTP. The share amounts relate to shares held for the accounts of multiple private investment funds for which SST or SSTP acts as investment adviser. The address of these entities and persons is 515 Madison Avenue, New York, NY 10022.

(16) Based solely on information provided by Barclays Global Investors NA (CA) in its Form 13F, filed with the Securities and Exchange Commission on September 30, 2008. The address of this entity is 400 Howard St, San Francisco, CA94105.

(17) Based solely on information provided by Ramius LLC in its Schedule 13D, filed with the Securities and Exchange Commission on November 7, 2008. According to the Schedule 13D, 708,238 shares are held by Ramius Value and Opportunity Master Fund LTD ("Value and Opportunity Master Fund"), 76,968 shares are held by Parche LLC "Parche") Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company ("Enterprise Master Fund"), who serves as the sole non-managing member of Parche and owns all economic interests therein. Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors"), who serves as the investment advisor of Enterprise Master Fund; RCG Starboard Advisors, LLC, a Delaware limited liability company ("RCG Starboard Advisors"), who serves as the investment manager of Value and Opportunity Master Fund and the managing member of Parche; Ramius LLC, a Delaware limited liability company ("Ramius"), who serves as the sole member of each of RCG Starboard Advisors and Ramius Advisors; C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), who serves as managing member of Ramius. The managing members of C4S & Co., L.L.C. are Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon. The address of these entities and persons is 599 Lexington Avenue, 20th Floor, New York, NY 10022.

                      COMPENSATION DISCUSSION AND ANALYSIS

              Introduction

     This compensation discussion and analysis describes the material elements of compensation awarded to each of our executive officers who are identified in the Summary Compensation Table on page 27 (the "named executive officers"). This discussion and analysis serves as an introduction to the executive compensation information provided in narratives, tables and footnotes that follow. This discussion and analysis contains statements about individual and company performance targets and goals, and the likelihood of achieving these targets and goals, in the limited context of our compensation programs. Those statements should not be understood to be statements of our expectations or estimates of future performance or other guidance, and should not be applied to other contexts. These statements are subject to many risks and uncertainties, including, but not limited to, those identified in our Form 10-K for fiscal year ended September 30, 2008 under "Item 1A. Risk Factors."

     Our compensation committee performs at least annually a strategic review of our executive officers' overall compensation to determine whether they provide adequate incentives and motivation to our executive officers. During each fiscal year, the Compensation Committee meets with our Chief Executive Officer to review the objectives of Keynote and its executives for such year and to establish parameters for performance-based year-end bonus awards. Bonus awards for executives other than the Chief Executive Officer may be based on achievement of corporate objectives as well as on achievement of personal objectives as determined by the Chief Executive Officer. Personal objectives are established by the Chief Executive Officer at the beginning of the fiscal year and usually involve a mix of quantitative and qualitative goals. At the conclusion of each fiscal year, the Compensation Committee meets with the Chief Executive Officer to review the performance of Keynote and its executive officers against the corporate performance objectives and parameters that were established for eligibility for performance-based bonuses and to award year-end cash bonuses. The Compensation Committee determines the compensation of the Chief Executive Officer outside of his presence.

     General Compensation Policy and Objectives


     Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our company on both a short-term and long-term basis. Keynote's compensation philosophy for executive officers is to relate compensation to individual and corporate performance. Accordingly, our compensation programs are designed with a framework of rewards, in the short term and the long term, for meeting and exceeding measurable company-wide goals and individual goals. Within this overall philosophy, the elements of compensation for our named executive officers include base salaries, cash incentive bonuses, and equity incentive awards.

     We view these components of compensation as related but distinct. Although our compensation committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the competitive market, our view of internal equity and consistency, individual performance and overall company performance. We typically have not engaged third party compensation consultants, except in the case of our compensation decisions regarding our Chief Executive Officer compensation for fiscal 2008, when the Compensation Committee engaged Compensia, Inc. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, the compensation committee's philosophy is to have a significant portion of an employee's compensation performance-based, while providing the opportunity to be well rewarded through equity if the company performs well over time. We also believe for technology companies, stock-based compensation is the primary motivator in attracting employees, rather than cash compensation.

     From time to time, special business conditions may warrant additional compensation to attract, retain or motivate executives. Examples of such conditions could include acquisitions, recruiting or retaining specific or unique talent, and recognition for exceptional contributions. In these situations, the Compensation Committee considers the business needs and the potential costs and benefits of special rewards.

     We account for equity compensation paid to our employees under SFAS 123(R), which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.



     Elements of Compensation

     The three material elements of our named executive officer compensation program are base salary, cash incentive awards and equity incentive awards.

     Base Salary

     We seek to provide our senior management with a base salary that is appropriate for their roles and responsibilities, and that provides them with a level of income stability. The Compensation Committee reviews base salaries annually, and adjusts them from time in light of current conditions. For fiscal year ended September 30, 2008, the base salaries of our named executive officers were determined for each individual by evaluating his scope of responsibility, historical qualitative performance and other contributions, prior experience and salary history. The Compensation Committee made its compensation decisions based on its subjective judgment taking into account the available information, and in setting salaries for fiscal year ended September 30, 2008, the Compensation Committee considered base salary increases for all of our named executive officers. The Compensation Committee believed the salary levels for fiscal year ended September 30, 2008 would serve as an effective means of retaining these individuals.

     For the fiscal year ended September 30, 2008, the Compensation Committee set Mr. Gupta's base salary at the $330,000 level. The Compensation Committee considered our company's performance in fiscal year ended September 30, 2008, Mr. Gupta's overall and cash compensation history at our company, and the Compensation Committee's understanding of cash compensation paid to chief executive officers of other public and private companies. The base salaries of our other named executive officers other than Mr. Kraatz remained largely the same, with Mr. Hamer's at $206,000, and each of Messrs. Stokesberry's and Khadloya's at approximately $190,000. In July 2008, Messrs. Hamer, Khadloya and Stokesberry received cost of living adjustments to their base salaries, bringing their base salaries to $209,000, $202,000 and $197,000, respectively. The base salary of Mr. Kraatz was increased to $250,000 from $175,000 and determined that such increase was warranted based on his increased responsibilities as the head of our sales organization, while still closely aligning his variable compensation with the overall corporate goal of increasing sales.

     Cash Incentive Awards

     Each of our named executive officers is eligible to receive incentive cash compensation based on individual performance and our corporate performance for the entire year. The Compensation Committee met with our Chief Executive Officer to review the objectives of Keynote and its executives for the fiscal year ended September 30, 2008 and to establish parameters for performance-based year-end bonus awards.

     Our Chief Executive Officer's bonus was based entirely on achieving corporate goals, while the named executive officers bonus was tied to achieving Personal management by objectives (MBOs) and Corporate MBOs that are established by the Chief Executive Officer at the beginning of the fiscal year. Corporate MBOs include quantitative goals, while Personal MBOs involve a mix of quantitative and qualitative goals.

     For fiscal year ended September 30, 2008, the on-target bonus for our Chief Executive Officer was 60% of his base salary. The on-target bonuses for each named executive officer other than the Chief Executive Officer and Mr. Kraatz, was 30% of base salary and the on-target bonus for Mr. Kraatz was 60% of base salary, with much of his bonus directly related to the amount of services sold because of his responsibility for the sales function at our company.

     The on-target bonus amounts for each of the named executive officers for fiscal year ended September 30, 2008 were as follows:


     ---------------------------       ------------------------------------------------------------------------------------
     Name                              On-Target Bonus            Minimum Bonus             Maximum Bonus
     ---------------------------       -------------------------- ------------------------- -------------------------------
     Umang Gupta                       $198,000                    $0                       $396,000(1)
     Drew Hamer(2)                       62,000                     0                        100,000
     Jeffrey Kraatz                     131,000                     0                        (3)
     Krishna Khadloya                    56,000                     0                        78,000
     Eric Stokesberry                    58,000                     0                        78,000

---
(1) If the corporate objectives described below for Mr. Gupta were exceeded, Mr. Gupta could have received up to 200% of his target bonus.
(2) If the corporate objectives described below for Mr. Hamer were exceeded, Mr. Hamer could have received up to and an additional 20% of his base salary as a bonus.
(3)  There was no cap on the maximum bonus amount to be paid to Mr. Kraatz.

     Personal MBOs.

     Each named executive officer, other than our Chief Executive Officer, typically has a number of Personal MBO goals for the fiscal year. The specific Personal MBO goals, and the relative weighting of each, is determined by our Chief Executive Officer and confirmed by the Compensation Committee. Bonus payments associated with Personal MBO goal achievement are based on the degree to which each the objective is achieved, as determined by our Chief Executive Officer.

     For the fiscal year ended September 30, 2008, the Personal MBO goals for our Chief Financial Officer, Mr. Hamer were established and reviewed quarterly, focusing on the management of his area of responsibility. For the fiscal 2008, Mr. Hamer's Personal MBO goals were maintaining budgetary controls on general and administrative costs, and delivering monthly financial packages. For the fiscal year ended September 30, 2008, Mr. Hamer earned bonus payments of approximately $10,000 in the aggregate as a result of achievement of 66.6% of the goals for the first quarter and third quarters, 0% of the goals in the second quarter and 100% achievement of the goals for the fourth quarter.

       For the fiscal year ended September 30, 2008, the Personal MBO goals for our Vice-President of Worldwide Sales and Services, Mr. Kraatz, were based on Keynote revenue in North America and Asia Pacific. If we have revenue in excess of a base amount in a quarter, Mr. Kraatz was eligible to receive a target commission for that quarter based on a percentage of the excess of this base amount. For the fiscal year ended September 30, 2008, Mr. Kraatz earned cash payments of $33,726, in the aggregate as a result of our revenue performance. The Personal MBO objectives for Mr. Khadloya and Mr. Stokesberry related to product and operational goals set by our Chief Executive Officer. Approximately two-thirds of each of his target bonus amount was tied to these Personal MBO goals. The actual amount of bonus paid to Mr. Khadloya and Mr. Stokesberry for the fiscal year ended September 30, 2008 was based on the overall subjective determination of our Chief Executive Officer of each of his overall performance and their achievement of these goals for the fiscal year.

     Corporate MBOs. For fiscal year ended September 30, 2008, the Compensation Committee selected EBITDA goals and revenue goals for the corporate goals because it believed that these measures are strongly correlated with stockholder value creation, improvement in these measures aligns with our overall growth strategy, we and our investors see these measures as among the most critical of our financial information, and these measures balance growth and profitability. The Compensation Committee also selected these measures to establish appropriate checks and balances among our financial objectives and to provide the strongest composite of indicators of our overall annual performance. The EBITDA goals and the revenue goals were set at levels intended to reward achieving results that met our expectations. The Corporate MBOs were a higher component of the bonus for our Chief Executive Officer and the Chief Financial Officer, as it was believed that they had the most company-wide perspective in their roles, whereas the other named executive officers had a narrower, more domain-focused responsibility.

     The Compensation Committee believes that to provide for an appropriate incentive effect, our Chief Executive Officer and our Chief Financial Officer should only be rewarded for achievement of at least a minimum threshold of a particular Corporate MBO goal, with the opportunity to receive more as the performance levels increase. With respect to EBITDA, 50% of the Corporate MBO for fiscal 2008 service was payable if Keynote achieved EBITDA of $8.3 million. A linear payout of 0% to 200% (of such 50% of the Corporate MBO) was payable upon achievement of such EBITDA, within a range extending from approximately 80% of the operating cash flow goal (0% payout) to approximately 120% of the operating cash flow goal (200% payout). With respect to revenue, 50% of the Corporate MBO was payable if Keynote achieved the revenue goal of $77.0 million, as calculated under generally accepted accounting principles of the United States or Germany, depending on the jurisdiction in which the revenue was generated. A linear payout of 0% to 200% (of such 50% of the Corporate MBO) was payable upon achievement of such revenue goal, within a range extending from approximately 90% of the revenue goal (0% payout) to 110% of the revenue goal (200% payout). Accordingly, our Chief Executive Officer and Chief Financial Officer would not have received a payment for the portion of the 2008 target bonus that was based on a company performance goal if the minimum achievement threshold level of a particular goal was not met. Conversely, if the achievement threshold of a particular goal was exceeded, our Chief Executive Officer and Chief Financial Officer would have received a payment amount that exceeded his respective target bonus associated with that goal, with a maximum bonus of 200% of the target amount for such Corporate MBO. In addition, each of Mr. Khadloya and Stokesberry had approximately one third of his target bonus tied to the achievement of these corporate goals.

     For the fiscal year ended September 30, 2008, Messrs. Gupta and Hamer earned cash payments of $225,024, and $46,823, respectively, as a result of achievement of goals related to company performance, representing 129% of the target bonus that was based on the EBITDA goal and 99% of the target bonus that was based on the revenue goal.

     Because our Compensation Committee views cash bonuses as a reward for strong performance, we generally set company performance objectives at levels that would only be achieved if we improved on our past levels of performance. Accordingly, we generally believe that these targets are difficult to achieve and require a high level of execution and performance by our executives.

     We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award.

     Long-Term Equity Awards

     Each named executive officer is eligible to receive equity awards, which the Compensation Committee believes will reward the named executive officers if stockholder value is created over the long-term, as the value of the equity awarded increases with the appreciation of the market value of our common stock. Accordingly, the primary purpose of our long-term equity awards is to align the interests of the named executive officers with those of the stockholders through incentives to create stockholder value. Equity awards also improve our ability to attract and retain our executives by providing compensation that is competitive with market levels.

     Our equity compensation plan provides for awards of: stock options, restricted stock, and stock bonuses, although to date we have only issued stock options. We use stock options to link executive officer compensation directly to increases in the price of our common stock, which reflects increases in stockholder value. Stock options therefore compensate our executive officers only if our stock price increases after the date of grant and the executive officer remains employed for the period required for the stock option to vest and become exercisable. The Compensation Committee thus considers stock options a particularly effective incentive and retention tool because it motivates our executive officers to increase stockholder value and remain with our company.

     Stock option grants are typically awarded to executive officers upon hiring or promotion, in connection with a significant change in responsibilities, or sometimes to achieve additional ownership in our company. All stock options granted to executive officers are granted with an exercise price equal to the market closing price of our common stock on the date of grant. Each year, the Compensation Committee reviews the equity ownership of our executive officers and considers whether to make an additional award and takes into account our company-wide stock option refresh policy. In order to qualify for an additional option grant, the employee must have a strong performance evaluation rating. In making determinations as to additional grants of options to executive officers, the Compensation Committee remains sensitive to the potential dilutive impact and accounting expense of stock option grants, and also takes into account, on a subjective basis and on the advice of the chief executive officer, in the case of other named executive officers, the responsibilities, past performance and anticipated future contribution of the executive, the competitiveness of the executive's overall compensation package, as well as the executive's existing equity holdings, accumulated realized and unrealized stock option gains, and the potential reward to the executive if the market value of our common stock appreciates.

     The following table summaries the stock options granted to named executive offers during fiscal year ended September 30, 2008:

          ----------------------- ----------------------------------------------
          Name                                    Stock Options Granted
          ----------------------- ----------------------------------------------
          Umang Gupta                                    400,000
          ----------------------- ----------------------------------------------
          Andrew Hamer                                     6,250
          ----------------------- ----------------------------------------------
          Jeffrey Kraatz                                  20,000
          ----------------------- ----------------------------------------------
          Krishna Khadloya                                20,000
          ----------------------- ----------------------------------------------
          Eric Stokesberry                                12,500
          ----------------------- ----------------------------------------------

     We also have an employee stock purchase plan that enables eligible employees to periodically purchase shares of our common stock at a discount. Participation in this plan is available to all executive officers on the same basis as our other employees.

     We do not have any program, plan or obligation that requires us to grant equity compensation on specific dates and we have not made equity grants in connection with the release or withholding of material non-public information.

     Other than the equity plans described above, we do not have any equity security ownership guidelines or requirements for our executive officers.

     Employee Benefits.

     All of our named executive officers are eligible to participate in our 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are available to all employees generally.

     Severance Arrangements.

     We entered into an employment agreement with Umang Gupta, our Chief Executive Officer, in December 1997 and amended this agreement in November 2001. This agreement, as amended, establishes Mr. Gupta's annual base salary and eligibility for benefits and bonuses. This agreement continues until it is terminated upon written notice by Mr. Gupta or us. We must pay Mr. Gupta his salary and other benefits through the date of any termination of his employment. If his employment is terminated by us without cause or through his constructive termination due to a material reduction in his salary or benefits, a material change in his responsibilities or a sale of us if he is not the chief executive officer of the resulting combined company, we must also pay his salary for six additional months after that date.

     Pursuant to a promotion letters with each of Messrs. Hamer, Stokesberry and Khadloya, if we terminate his employment with or without cause, we must provide him with either three months notice or must pay him three months of his base salary. Pursuant to a promotion letter dated April 4, 2006 with Jeffrey Kraatz, our Senior Vice President, Worldwide Sales and Services, if we terminate Mr. Kraatz's employment with or without cause, we must provide Mr. Kraatz with either three months notice or must pay Mr. Kraatz three months of his base salary plus his average incentive compensation as averaged over the previous year.

     Change in Control Arrangements.

     Under Mr. Gupta's employment agreement, as amended, all shares subject to Mr. Gupta's options, and any options granted in the future, would vest in full 90 days following a sale of us if Mr. Gupta is not the chief executive officer of the resulting combined company. If his employment is terminated by us without cause or through his voluntary termination, and if he assists in the transition to a successor chief executive officer, vesting of the shares subject to his options would continue for an additional 12 months. If his employment is terminated by us without cause or due to his death or through his constructive termination due to a material reduction in his salary or benefits or a material change in his responsibilities, the shares subject to his options would vest in an amount equal to the number that would vest during the six months following this termination. If his employment is terminated by us for cause or due to his disability or through his voluntary termination where he does not assist in the transition to a successor chief executive officer, the vesting of any shares subject to his options would cease on the date of termination.

     The options that we grant to our executive officers other than our chief executive officer, as described above, under our 1999 Equity Incentive Plan generally provide for acceleration of the vesting of such options upon the occurrence of specified events. If the executive officer is terminated without cause following a sale of our company that occurs within 12 or less months after the date of grant of the option, that option vests immediately with respect to 25% of the shares subject to that option. If the executive officer is terminated without cause following a sale of our company that occurs more than 12 months after the date of grant of the option, that option vests immediately with respect to all of the shares subject to that option. All shares subject to options held by Messrs. Hamer, Kraatz, Khadloya and Stokesberry , and any options granted in the future to these executive officers, would accelerate under these circumstances. With respect to these options, a sale of our company includes any sale of all or substantially all of our assets, or any merger or consolidation of us with or into any other corporation, corporations, or other entity in which more than 50% of our voting power is transferred. Cause is defined to mean (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to us; (ii) willful and continued failure to substantially perform the executive officer's duties (other than incapacity due to physical or mental illness), provided that this failure continues after our board of directors has provided the executive officer with a written demand for substantial performance, setting forth in detail the specific respects in which it believes the executive officer has willfully and not substantially performed his or her duties and a reasonable opportunity (to be not less than 30 days) to cure the failure. A termination without cause includes a termination of employment by the executive officer within 30 days following any one of the following events: (x) a 10% or more reduction in the executive officer's salary that is not part of a general salary reduction plan applicable to all officers of the successor company; (y) a change in the executive officer's position or status to a position that is not at the level of vice president or above with the successor (or, with respect to Mr. Hamer, at the level of Chief Financial Officer or above); or (z) relocating the executive officer's principal place of business, in excess of fifty (50) miles from the current location of such principal place of business.

     The intent of these arrangements is to enable the named executive officers to have a balanced perspective in making overall business decisions, and to be competitive with market practices. The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave our company before a transaction closes. We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code. Rather, we allow the named executive officer to reduce the benefit received or defer the accelerated vesting of options to avoid excess payment penalties.

   The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above:

                                                         Termination                           Termination following
                                                         -----------                           ---------------------
                                                                                                a Change of Control
                                                                                                -------------------
                                                                Acceleration of                             Acceleration of
Name                                             Severance      Equity Vesting       Severance             Equity Vesting(1)
----                                          --------------   ---------------     ------------            -----------------
Umang Gupta...................................$   165,000(2)            --          $   165,000(2)         $         --

Andrew Hamer..................................     52,300(3)            --               52,300(3)               62,815(4)

Jeffrey Kraatz................................     71,000(5)            --               71,000(5)               63,593(6)

Krishna Khadloya..............................     50,600(3)            --               50,600(3)               49,319(7)

Eric Stokesberry .............................     49,200(3)            --               49,200(3)               51,194(8)
------------

(1) Calculated based on the termination in connection with a change of control taking place as of September 30, 2008, the last day of our most recent fiscal year; the closing price of $13.25 per share is used which was the closing price of Keynote common stock on September 30, 2008, the last trading day of our most recent fiscal year.

(2)  Reflects continued base salary for 6 months following termination.

(3)  Reflects continued base salary for 3 months following termination.

(4) Reflects value of 100% acceleration of unvested options to purchase 52,085 shares of common stock if Mr. Hamer is not the Chief Financial Officer of the combined company following the change of control.

(5) Reflects continued base salary for 3 months plus quarterly incentive compensation as averaged over the previous year, following termination.

(6) Reflects value of 100% acceleration of unvested options to purchase 74,480 shares of common stock and 25% acceleration of unvested options to purchase 5,000 shares of common stock.

(7) Reflects value of 100% acceleration of unvested options to purchase 31,951 shares of common stock and 25% acceleration of unvested options to purchase 5,000 shares of common stock.


(8) Reflects value of 100% acceleration of unvested options to purchase 39,169 shares of common stock and 25% acceleration of unvested options to purchase 3,125 shares of common stock.


     Limitations on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits Keynote to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our Chief Executive Officer, our Chief Financial Officer and the next three most highly compensated executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has considered the requirements of Section 162(m) and believes that stock option grants made to our Chief Executive Officer, our Chief Financial Officer and other applicable officers satisfy the requirements for "performance-based compensation" and are, therefore, exempt from the limitations on deductibility. However, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). The Compensation Committee's present intention is to comply with Section 162(m) unless the Compensation Committee believes that these requirements are not in the best interest of Keynote or its stockholders.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

      The following table presents compensation information for the fiscal year ending September 30, 2008 and 2007 paid or accrued to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of September 30, 2008 (the "named executive officers").



                                                                                 Non-Equity
                                                                                  Incentive
                                        Fiscal                                      Plan        All Other
Name and Principal Position              Year         Salary  Option Awards(1)  Compensation Compensation(2)     Total
---------------------------              ----         ------  ----------------  ------------ ---------------     -----
Umang Gupta
    Chief Executive Officer              2008     $   330,000      $817,673        $225,024       $     2,893   $1,375,590
                                         2007         300,020       879,435         293,710             2,566    1,475,711
Andrew Hamer
    Vice President of Finance and        2008         206,773       132,273          58,840             2,475      400,361
    Chief Financial Officer              2007         201,500       151,309          45,134             2,366      400,309

Jeffrey Kraatz
    Senior Vice President, Worldwide     2008         218,750       167,392          33,726             2,515      422,383
    Sales and Services                   2007         162,500       116,501          82,828             2,201      364,030

Krishna Khadloya                         2008         193,662       117,672          59,304               444      373,082
    Vice President of Engineering        2007         182,700       108,899          30,816               333      322,748

Eric Stokesberry
       Vice President of Operations      2008         192,231       119,078          29,793             2,408      343,510
                                         2007         182,700       106,741          25,650               318      315,409

--------

(1) The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008, in accordance with FAS 123(R), of stock option awards issued pursuant to the 1999 Equity Incentive Plan and thus include amounts from outstanding stock option awards granted during and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in the notes to our audited consolidated financial statements for the fiscal year ended September 30, 2008, as included in our Annual Report on Form 10-K. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. These amounts reflect Keynote's accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officer.
(2) The amounts disclosed in the All Other Compensation column consist of Keynote's matching contributions under our 401(k) plan and 2007 long-term disability insurance premium Keynote paid for the officers.


                           Grants of Plan-Based Awards

      The following table presents the grants made to each of our named executive officers:

                              Estimated Future Payouts Under Non-
                                Equity Incentive Plan Awards(1)    Number of  Exercise Price  Grant Date
                                                                     Shares     of Option     Fair Value
                              Threshold     Target      Maximum     Underlying    Awards       of Option
       Name        Grant Date    ($)         ($)          ($)        Options    ($/Share)      Awards ($)
Umang Gupta          11/06/07          $0    $198,000     $360,000 400,000 (2)        $14.99    $1,971,278
Andrew Hamer         07/07/08          $0     $75,000     $150,000   6,250 (3)        $12.65       $24,942
Jeffrey Kraatz       07/07/08          $0    $175,000            -  20,000 (3)        $12.65       $79,815
Krishna Khadloya     07/07/08          $0    $175,000            -  20,000 (3)        $12.65       $79,815
Eric Stokesberry     07/07/08          $0      57,000            -  12,500 (3)        $12.65       $49,884

(1) Represents bonuses payable pursuant to the bonus plans for fiscal 2008 described in "Compensation Discussion and Analysis.
(2)  Shares vest monthly over two years beginning December 7, 2007.
(3) Option is exercisable as to (i) 25% of the total shares as of April 1, 2008, the first anniversary date after the grant date, and (ii) 2.083% of the total number of shares each month thereafter. The option has a term of 10 years and is subject to acceleration as described under "Severance and Other Change of Control Arrangements."

                2008 Outstanding Equity Awards at Fiscal Year-End

         The table below summarizes outstanding equity awards held by each of our named executive officers at September 30, 2008:

                                                      Number of
                                                      Securities
                              Number of Securities    Underlying
                                   Underlying        Unexercised      Option
                               Unexercised Options     Options        Exercise      Option
                                      (#)                (#)            Price     Expiration
       Name                     Exercisable (1)     Unexercisable       ($)           Date
       Umang Gupta                         300,000                 0      $70.00     01/17/2010
                                           350,000                 0        7.52     11/12/2011
                                           500,000                 0       11.68     02/03/2016
                                        149,999(2)           250,001       14.99     11/06/2017
       Andrew Hamer                         38,355             9,375       11.61     06/20/2015
                                            49,999            25,001       12.85     01/01/2016
                                             1,041            11,459       10.31     07/01/2016
                                                 0             6,250       12.65     07/07/2018
       Jeffrey Kraatz                       30,000            10,000       12.98     09/01/2015
                                            39,270            25,730       11.00     04/04/2016
                                            21,250            38,750       13.42     04/01/2017
                                                 0            20,000       12.65     07/07/2018
       Krishna Khadloya                     40,000                 0       10.95     07/01/2011
                                            15,000                 0        7.52     11/12/2011
                                            12,500                 0        7.27     07/01/2012
                                            10,000                 0       10.73     07/18/2013
                                            15,000                 0       13.01     07/16/2014
                                            38,333             1,667       12.76     11/16/2014
                                            11,874             3,126       11.98     07/01/2015
                                            30,208            19,792       11.00     04/04/2016
                                                 0             7,366       13.43     08/03/2017
       Eric Stokesberry                     12,500                 0        1.60     02/26/2009
                                             7,500                 0        8.00     06/28/2009
                                            40,500                 0        7.52     11/12/2011
                                            12,500                 0        7.27     07/01/2012
                                            10,000                 0       10.73     07/18/2013
                                            15,000                 0       13.01     07/16/2014
                                            38,333             1,667       12.76     11/16/2014
                                            11,874             3,126       11.98     07/01/2015
                                            30,208            19,792       11.00     04/04/2016
                                             5,416            14,584       13.43     08/03/2017
                                                 0            12,500       12.65     07/07/2018


(1) Unless otherwise noted, all options vest as to 25% of the shares of common stock underlying it on the first anniversary from the date of grant and as to 2.0833%of the underlying shares monthly thereafter until fully vested.
(2) Vests as to 4.1667% of the shares of common stock underlying it on a monthly basis after the date of grant until fully-vested.

                              2008 Option Exercises

         The table below summarizes the options exercised by each of our named executive officers for the fiscal year ended September 30, 2008.



                                         Number of shares
                                           acquired on       Value realized on
                Name                         exercise             exercise

                Umang Gupta                  350,000             $1,679,324
                Andrew Hamer                  14,770                 55,938



         Equity Compensation Plans

         As of September 30, 2008, we maintained our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, both of which were approved by our stockholders. The following table information about equity awards under those plans as of September 30, 2008:

                      (a)                   (b)                     (c)
                                                                    Number of Shares
                                                                   Remaining Available
                                                                        for Equity
                      Number of Shares to                           Compensation Plans
                         be Issued Upon       Weighted-Average      (Excluding Shares
                           Exercise of        Exercise Price of    Reflected in Column
    Plan Category      Outstanding Options   Outstanding Options           (a))
--------------------- --------------------- --------------------- ----------------------
Equity compensation
 plans approved by
 stockholders                     5,920,597                $14.68             562,765(1)
Total                             5,920,597                 14.68             562,765

(1) Of these, 323,750 shares remained available for grant under the 1999 Equity Incentive Plan. There were 450,610 shares that remained available for grant under the 1999 Employee Stock Purchase Plan. All of the shares available for grant under the 1999 Equity Incentive Plan may be issued as restricted stock.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors of Keynote has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                                                       COMPENSATION COMMITTEE

                                                           Jennifer Bolt
                                                           David Cowan
                                                           Deborah Rieman

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      Other than the compensation arrangements that are described above in "Director Compensation" and "Executive Compensation", since October 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

      The charter of our audit committee adopted by our Board of Directors require that any transaction with a related party, other than compensation related matters, must be reviewed and approved or ratified, by our audit committee. The committee has not yet adopted policies or procedures for review of, or standards for approval of, these transactions.

        STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

      Proposals of stockholders intended to be presented at our 2010 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by us at our principal executive offices not later than the close of business on September 23, 2010, which is 120 days prior to the first anniversary of the date this proxy statement was released to shareholders. If the date of next year's annual meeting is changed by more than 30 days before or after the anniversary date of this year's annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. In addition to submitting a proposal pursuant to Rule 14a-8, Keynote's bylaws provide that for a stockholder proposal to be timely for an annual meeting, it must be received not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred fifth (105th) day prior to the first anniversary of the preceding year's annual meeting. To be timely for the 2010 Annual Meeting of Stockholders, a stockholder's notice must be delivered or mailed to and received by Keynote's Secretary at the principal executive offices of Keynote between December 14, 2009 and November 14, 2009; provided, however, that, in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, proposals by the stockholder must be so delivered not earlier than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Such proposals must include information on the nominees for election and the business to be brought before the meeting. Our bylaws provide that such notice must also contain information concerning the stockholder submitting the proposals, such as its name and address, the number and class of shares of our capital stock beneficially owned by such stockholder and any material interest that such stockholder has in the business proposed to be brought before the meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposals that do not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.


      COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq Global Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

      Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we found the following filing was late or missing this year:

      Mr. Cowan failed to file a Form 4 related to an acquisition of 9,805 shares of common stock through the winding down of an exchange fund.



                                 OTHER BUSINESS

     We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy and voting instructions to vote the shares they represent in accordance with the Board of Directors' recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

      Whether or not you plan to attend, to assure your representation at the meeting, please submit your Proxy and voting instructions over the Internet, by telephone, or mark, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

                                                                         Annex A

                              KEYNOTE SYSTEMS, INC.

                           1999 EQUITY INCENTIVE PLAN

                          As Adopted June 28, 1999 and

 Amended on September 22, 1999, March 25, 2003, March 23, 2006 and January 2009.


         1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company's future performance through awards of Options, Restricted Stock and Stock Bonuses. Capitalized terms not defined in the text are defined in Section 23.

         2. SHARES SUBJECT TO THE PLAN.

                  2.1 Number of Shares Available. Subject to Sections 2.2 and 18, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 5,000,000 Shares plus Shares that are subject to:
(a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; and (c) an Award that otherwise terminates without Shares being issued. In addition, any authorized shares not issued or subject to outstanding grants under the Keynote Systems, Inc. 1996 Stock Option Plan and the 1999 Stock Option Plan (the "Prior Plans") on the Effective Date (as defined below) and any shares issued under the Prior Plans that are forfeited or repurchased by the Company or that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the Prior Plans, but will be available for grant and issuance under this Plan. No more than 20,000,000 shares shall qualify as ISOs (as defined in Section 5 below). At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

                  2.2 Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, and (c) the number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

         3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than 1,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of 2,000,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

         4.       ADMINISTRATION.

                  4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 9 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 9 hereof, the Committee will have the authority to:

                           (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

                           (b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

                           (c) select persons to receive Awards;

                           (d) determine the form and terms of Awards;

                           (e) determine the number of Shares or other consideration subject to Awards;

                           (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

                           (g) grant waivers of Plan or Award conditions;

                           (h) determine the vesting, exercisability and payment of Awards;

                           (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

                           (j) determine whether an Award has been earned; and

                           (k) make all other determinations necessary or advisable for the administration of this Plan.

                  4.2 Committee Discretion. Except for automatic grants to Outside Directors pursuant to Section 9 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

         5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISO") or Nonqualified Stock Options ("NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

                  5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("Stock Option Agreement"), and, except as otherwise required by the terms of Section 9 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

                  5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

                  5.3 Exercise Period. Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("Ten Percent Stockholder") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

                  5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and will not be less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 8 of this Plan.

                  5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

                  5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

                           (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

                           (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant's Disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

                           (c) Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant's estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. In making such determination, the Board shall give the Participant an opportunity to present to the Board evidence on his behalf. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company dispatches notice or advice to the Participant that his service is terminated.

                  5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

                  5.8 Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

                  5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Notwithstanding the foregoing, without first obtaining the consent of stockholders, the Committee may not (a) reduce the Exercise Price of outstanding Options or (b) grant in substitution for cancelled Options (i) new Options having a lower Exercise Price, or (ii) other Awards authorized under the Plan. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with
Section 424(h) of the Code.

                  5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under
Section 422 of the Code.

         6. RESTRICTED STOCK. A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the "Purchase Price"), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

                  6.1 Form of Restricted Stock Award. All purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement ("Restricted Stock Purchase Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company within thirty (30) days, then the offer will terminate, unless otherwise determined by the Committee.

                  6.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award will be determined by the Committee on the date the Restricted Stock Award is granted, except in the case of a sale to a Ten Percent Stockholder, in which case the Purchase Price will be 100% of the Fair Market Value. Payment of the Purchase Price may be made in accordance with Section 8 of this Plan.

                  6.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out in advance in the Participant's individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

                  6.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee will determine otherwise.

         7.       STOCK BONUSES.

                  7.1 Awards of Stock Bonuses. A Stock Bonus is an award of Shares (which may consist of Restricted Stock) for services rendered to the Company or any Parent or Subsidiary of the Company. A Stock Bonus may be awarded for past services already rendered to the Company, or any Parent or Subsidiary of the Company pursuant to an Award Agreement (the "Stock Bonus Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. A Stock Bonus may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant's individual Award Agreement (the "Performance Stock Bonus Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. Stock Bonuses may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Parent or Subsidiary and/or individual performance factors or upon such other criteria as the Committee may determine.

                  7.2 Terms of Stock Bonuses. The Committee will determine the number of Shares to be awarded to the Participant. If the Stock Bonus is being earned upon the satisfaction of performance goals pursuant to a Performance Stock Bonus Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Stock Bonus; (b) select from among the Performance Factors to be used to measure the performance, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Stock Bonus, the Committee shall determine the extent to which such Stock Bonuses have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the Stock Bonuses to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

                  7.3 Form of Payment. The earned portion of a Stock Bonus may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee will determine.

         8.       PAYMENT FOR SHARE PURCHASES.

                  8.1 Payment. Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

                           (a) by cancellation of indebtedness of the Company to the Participant;

                           (b) by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

                           (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that Participants who are not employees or directors of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares;

                           (d) by waiver of compensation due or accrued to the Participant for services rendered;

                           (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists:

                                    (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                                    (2) through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                           (f) by any combination of the foregoing.

                  8.2 Loan Guarantees. The Committee may help the Participant pay for Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

                9.   GRANTS TO OUTSIDE DIRECTORS.

                  9.1 Types of Options and Shares. Options granted under this Plan and subject to this Section 9 shall be NQSOs.

                  9.2 Eligibility. Options subject to this Section 9 shall be granted only to Outside Directors.

                  9.3 Initial Grants. Each Outside Director who was a member of the Board before the Effective Date will automatically be granted an Option for 50,000 Shares on the Effective Date, unless such Outside Director received a grant of Options before the Effective Date. Each Outside Director who first becomes a member of the Board on or after the Effective Date will automatically be granted an Option for 60,000 Shares on the date such Outside Director first becomes a member of the Board (in either case an "Initial Grant").

                  9.4 Additional Grants. Each Outside Director will be eligible for additional Options (an "Additional Grant") at the sole discretion of the Committee. No Outside Director shall receive Additional Grants during any fiscal year covering, in the aggregate, in excess of 40,000 Shares, provided that any Options received pursuant to Section 9.3 above shall not count against such limit.

                  9.5      Vesting.

                           (a) The date an Outside Director receives an Initial Grant is referred to in this Plan as the "Start Date" for such Option. Each Initial Grant will vest as to 25% of the Shares on the earlier of the first anniversary of the Start Date for such Initial Grant or the first Annual Meeting of stockholders of the Company following such Initial Grant, and as to 2.0833% of the Shares monthly thereafter until all of the Shares are fully vested, so long as the Outside Director continuously remains a director of the Company.

                           (b) The Committee, in its sole discretion, may set the vesting schedule of Additional Grants to Outside Directors.

                           (c) In the event of a corporate transaction described in Section 18.1, the vesting of all options granted to Outside Directors pursuant to this Section 9 will accelerate and such options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any options not exercised within such three-month period shall expire.

                  9.6 Exercise Price. The exercise price of an Option pursuant to an Initial Grant or an Additional Grant shall be the Fair Market Value of the Shares, at the time that the Option is granted.

         10.      WITHHOLDING TAXES.

                  10.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

                  10.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

         11.      TRANSFERABILITY.

                  11.1 Except as otherwise provided in this Section 11, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

                  11.2 All Awards other than NQSO's. All Awards other than NQSO's shall be exercisable: (i) during the Participant's lifetime, only by (A) the Participant, or (B) the Participant's guardian or legal representative; and
(ii) after Participant's death, by the legal representative of the Participant's heirs or legatees.

                  11.3 NQSOs. Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant's lifetime only by (A) the Participant, (B) the Participant's guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by "permitted transfer;" and (ii) after Participant's death, by the legal representative of the Participant's heirs or legatees. "Permitted transfer" means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant's lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer of under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

         12. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES..

                  12.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant's Purchase Price or Exercise Price pursuant to Section 12.

                  12.2 Financial Statements. The Company will provide financial statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Awards outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

                  12.3 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant's Termination at any time within ninety
(90) days after the later of Participant's Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant's Exercise Price or Purchase Price, as the case may be.

         13. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

         14. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

         15. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

         16. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

         17. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

         18. CORPORATE TRANSACTIONS.

                  18.1 Assumption or Replacement of Awards by Successor. Except for automatic grants to Outside Directors pursuant to Section 9 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 18.1, such Awards will expire on such transaction at such time and on such conditions as the Committee will determine. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Awards granted pursuant to this Plan will accelerate upon a transaction described in this Section 18. If the Committee exercises such discretion with respect to Options, such Options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.

                  18.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 18, in the event of the occurrence of any transaction described in Section 18.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

                  18.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

         19. ADOPTION AND STOCKHOLDER APPROVAL. This Plan will become effective on the date on which the registration statement filed by the Company with the SEC under the Securities Act registering the initial public offering of the Company's Common Stock is declared effective by the SEC (the "Effective Date"). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve
(12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.

         20. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will terminate on December 31, 2011. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

         21. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

         22. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

         23. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

                  "Award" means any award under this Plan, including any Option, Restricted Stock or Stock Bonus.

                  "Award Agreement" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

                  "Board" means the Board of Directors of the Company.

                  "Cause" means the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Committee" means the Compensation Committee of the Board.

                  "Company" means Keynote Systems, Inc. or any successor corporation.

                  "Disability" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exercise Price" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

                  "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

                  (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

                  (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

                  (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

                  (d) in the case of an Award made on the Effective Date, the price per share at which shares of the Company's Common Stock are initially offered for sale to the public by the Company's underwriters in the initial public offering of the Company's Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

                  (e) if none of the foregoing is applicable, by the Committee in good faith.

                  "Family Member" includes any of the following:

                  (a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

                  (b) any person (other than a tenant or employee) sharing the Participant's household;

                  (c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

                  (d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

                  (e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

                  "Insider" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to
Section 16 of the Exchange Act.

                  "Option" means an award of an option to purchase Shares pursuant to Section 5.

                  "Outside Director" means a member of the Board who is not an employee of the Company or any Parent, Subsidiary or Affiliate of the Company.

                  "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  "Participant" means a person who receives an Award under this Plan.

                  "Performance Factors" means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

                  (a) Net revenue and/or net revenue growth;

                  (b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

                  (c) Operating income and/or operating income growth;

                  (d) Net income and/or net income growth;

                  (e) Earnings per share and/or earnings per share growth;

                  (f) Total stockholder return and/or total stockholder return growth;

                  (g) Return on equity;

                  (h) Operating cash flow return on income;

                  (i) Adjusted operating cash flow return on income;

                  (j) Economic value added; and

                  (k) Individual confidential business objectives.

                  "Performance Period" means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Restricted Stock Awards or Stock Bonuses.

                  "Plan" means this Keynote Systems, Inc. 1999 Equity Incentive Plan, as amended from time to time.

                  "Restricted Stock Award" means an award of Shares pursuant to
Section 6.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Shares" means shares of the Company's Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 18, and any successor security.

                  "Stock Bonus" means an award of Shares, or cash in lieu of Shares, pursuant to Section 7.

                  "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  "Termination" or "Terminated" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of
(i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

                  "Unvested Shares" means "Unvested Shares" as defined in the Award Agreement.

                  "Vested Shares" means "Vested Shares" as defined in the Award Agreement.

                                                                         Annex B

                              KEYNOTE SYSTEMS, INC.

                        2009 EMPLOYEE STOCK PURCHASE PLAN

              Amended and Restated by the Board on January 23, 2009


         1. Establishment of Plan. Keynote Systems, Inc. (the "Company") originally established the Company's Employee Stock Purchase Plan (this "Plan") in 1999 and amended and restated the Plan in January 2009. The Plan provides for the granting of options to purchase the Company's Common Stock to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined). For purposes of this Plan, "Parent Corporation" and "Subsidiary" shall have the same meanings as "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"). "Participating Subsidiaries" are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the "Board") designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an "employee stock purchase plan" under
Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 400,000 shares of the Company's Common Stock were reserved for issuance under this Plan when originally adopted. The aggregate number of shares issued over the term of this Plan shall not exceed 4,000,000 shares. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

         2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

         3. Administration. This Plan shall be administered by the Compensation Committee of the Board (the "Committee"). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

         4. Eligibility. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

         (a) employees who are not employed by the Company or a Participating Subsidiary (10) days before the beginning of such Offering Period;

         (b) employees who are customarily employed for twenty (20) hours or less per week;

         (c) employees who are customarily employed for five (5) months or less in a calendar year;

         (d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and

         (e) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

         5. Offering Dates. The offering periods of this Plan (each, an "Offering Period") shall be of twenty-four (24) months duration commencing on February 1 and August 1 of each year and ending on January 31 and July 31 of each year. Each Offering Period shall consist of four (4) six month purchase periods (individually, a "Purchase Period") during which payroll deductions of the participants are accumulated under this Plan. The first Offering Period shall consist of no more than five and no fewer than three Purchase Periods, any of which may be greater or less than six months as determined by the Committee. The first business day of each Offering Period is referred to as the "Offering Date". The last business day of each Purchase Period is referred to as the "Purchase Date".

         6. Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company's treasury department (the "Treasury Department") not later than five (5) days before such Offering Date. Notwithstanding the foregoing, the Committee may set a later time for filing the subscription agreement authorizing payroll deductions for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Company by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Company not later than five (5) days preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

         7. Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee's payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Offering Date (but in no event less than the par value of a share of the Company's Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company's Common Stock), provided, however, that the number of shares of the Company's . Common Stock subject to any option granted pursuant to this Plan shall not exceed the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company's Common Stock shall be determined as provided in Section 8 below.

         8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

         (a) The Fair Market Value on the Offering Date; or

         (b) The Fair Market Value on the Purchase Date.

         For purposes of this Plan, the term "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

         (a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

         (b) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

         (c) if none of the foregoing is applicable, by the Board in good faith.

         9. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

         (a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant's compensation in one percent (1%) increments not less than two percent (2%), nor greater than ten percent (10%) or such lower limit set by the Committee. Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, provided, however, that for purposes of determining a participant's compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

         (b) A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Company's receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions not later than fifteen (15) days before the beginning of such Offering Period.

         (c) A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective beginning with the next payroll period commencing more than fifteen (15) days after the Company's receipt of the request and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the participant's account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

         (d) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

         (e) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant's account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant's account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant's account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

         (f) As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant's benefit representing the shares purchased upon exercise of his or her option.

         (g) During a participant's lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

         10. Limitations on Shares to be Purchased.

         (a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

         (b) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than ten
(10) days prior to the commencement of any Purchase Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the "Maximum Share Amount"). Until otherwise determined by the Committee, there shall be no Maximum Share Amount. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Purchase Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

         (c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's option to each participant affected.

         (d) Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

         11. Withdrawal.

         (a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

         (b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

         (c) If the Fair Market Value on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant's account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

         12. Termination of Employment. Termination of a participant's employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

         13. Return of Payroll Deductions. In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant's account. No interest shall accrue on the payroll deductions of a participant in this Plan.

         14. Capital Changes. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

         In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the Fair Market Value of the surviving corporation's stock on each Purchase Date, unless the Board determines the final Purchase Date under all then outstanding Offering Periods shall be accelerated to an earlier date.

         The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

         15. Nonassignability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

         16. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

         17. Notice of Disposition. Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the "Notice Period"). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

         18. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee's employment.

         19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of
Section 423; provided however, that Offering Periods in which participants of a Participating Subsidiary participate who are all residents outside the United States of America may have provisions inconsistent with Section 423. This
Section 19 shall take precedence over all other provisions in this Plan.

         20. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         21. Term; Stockholder Approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under the Plan, or (c) ten (10) years from the date of adoption of this amended and restated Plan by the Board.

         22. Designation of Beneficiary.

         (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under this Plan in the event of such participant's death subsequent to the end of an Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under this Plan in the event of such participant's death prior to a Purchase Date.

         (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         24. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

         25. Amendment or Termination of this Plan. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with
Section 21 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

         (a) increase the number of shares that may be issued under this Plan;
or

         (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

         Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

                              KEYNOTE SYSTEMS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

     This proxy is solicited on behalf of the Board of Directors of Keynote
                                 Systems, Inc.

         The undersigned hereby appoints Umang Gupta and Andrew Hamer, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value per share, of Keynote Systems, Inc. held of record by the undersigned on January 15, 2009, at the Annual Meeting of Stockholders to be held at the executive offices of Keynote Systems, Inc., in San Mateo, California, on Friday, February 27, 2009 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        ANNUAL MEETING OF STOCKHOLDERS OF

                              KEYNOTE SYSTEMS, INC.

                                February 27, 2009

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE
SEVEN NOMINEES LISTED IN PROPOSAL NO. 1 AND VOTE FOR PROPOSAL NOS. 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

1. ELECTION OF DIRECTORS


|_|  FOR ALL NOMINEES                    Nominees:   o    Umang Gupta
                                                     o    David Cowan
                                                     o    Deborah Rieman
                                                     o    Mohan Gyani
                                                     o    Raymond L. Ocampo Jr.
                                                     o    Jennifer Bolt
                                                     o    Charles M. Boesenberg
|_|  WITHHOLD AUTHORITY FOR ALL NOMINEES
|_|  FOR ALL EXCEPT (SEE INSTRUCTION BELOW)

Instruction: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee for which you wish to withhold authority to vote, as shown here: o


2. APPROVAL OF AMENDMENTS TO THE 1999 EQUITY INCENTIVE PLAN TO EXTEND ITS TERM UNTIL DECEMBER 31, 2011.

                 |_| FOR                |_| AGAINST                 |_| ABSTAIN


3. APPROVAL OF AMENDMENTS TO THE 1999 EMPLOYEE STOCK PURCHASE PLAN TO EXTEND ITS TERM BY TEN YEARS.

                 |_| FOR                |_| AGAINST                 |_| ABSTAIN



4. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS KEYNOTE SYSTEMS, INC.'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2009.

                 |_| FOR                |_| AGAINST                 |_| ABSTAIN

     THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NOS. 2, 3 AND 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING

     To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

    Signature  of  Stockholder: _________  Date:  _______  Signature of Stockholder: ____________ Date: __________

     Note: This proxy must be signed exactly as the name appears hereon. If shares are held jointly, each holder should sign. If signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign full partnership name by authorized person, giving full title as such.